Exhibit 99.(d)(2)(A)

Execution copy

AMERICAN BEACON INSTITUTIONAL FUNDS TRUST

INVESTMENT ADVISORY AGREEMENT

AGREEMENT dated the 21st day of March, 2017 by and among American Beacon Institutional Funds Trust, a Delaware Statutory Trust (the “Trust”), American Beacon Advisors, Inc., a Delaware Corporation (the "Manager"), and Barrow, Hanley, Mewhinney & Strauss, LLC (the "Adviser");

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended, consisting of one or more series (portfolios) of shares, each having its own investment policies; and

WHEREAS, the Trust has retained the Manager to provide the Trust with business and asset management services, subject to the control of the Board of Trustees; and

WHEREAS, the Trust's agreement with the Manager permits the Manager to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, the Manager desires to retain the Adviser to render investment management services to the Trust with respect to the Trust’s series the American Beacon Diversified Fund ( the "Fund") and as described in the Trust's registration statement on Form N-1A as amended from time to time, and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

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1. (a) Duties of the Adviser. The Manager employs the Adviser to manage the investment and reinvestment of such portion, if any, of the Fund’s assets as is designated by the Manager from time to time (the “Portfolio”), and to continuously review, supervise, and administer the investment program of the Portfolio, to determine in the Adviser's discretion the securities to be purchased or sold, to provide the Manager and the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust's officers and Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Portfolio shall initially be allocated, as determined by the Manager, into two sub-portfolios (each, a “Sub-Portfolio”), and each Sub-Portfolio shall be subject to the guidelines as agreed from time-to-time by the parties. The Adviser shall discharge the foregoing responsibilities subject to the Manager's oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations of such Portfolio set forth in the Guidelines and the Trust's current registration statement as amended from time to time and applicable laws and regulations; provided, however, that to the extent there is any discrepancy between the Guidelines and the registration statement, the Guidelines shall control. The Adviser accepts such employment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. (With respect to any of the Portfolio’s assets allocated for management by the Adviser, the Manager will make the investment decisions with respect to that portion of assets which the Adviser deems should be invested in short-term money market instruments. The Manager agrees to provide this service.) The Manager will instruct the Trust's Custodian(s) to hold and/or transfer the Portfolio’s assets in accordance with Proper Instructions received from the Adviser. (For this purpose, the term "Proper Instructions" shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s). The Advisor shall not have the authority to cause the Manager or the Trust to deliver securities or other property, or pay cash to the Adviser other than payment of the management fee provided for in this Agreement. The Adviser will not be responsible for the cost of securities or brokerage commissions or any other Trust expenses except as specified in this Agreement. The Adviser is not required to take any action or to render investment-related advice with respect to lawsuits involving the Portfolios or the Trust, including those involving securities presently or formerly held in the Portfolio, or the issuers thereof, including actions involving bankruptcy. In the case of notices of class action suits received by the Adviser involving issuers presently or formerly held in the Portfolio, the Adviser shall promptly forward such notices to the custodian and may provide information about the Portfolios to third parties for purposes of participating in any settlements relating to such class action.

(b) Valuation. In accordance with procedures and methods established by the Board, which may be amended from time to time, the Adviser will provide assistance to the Manager in determining the fair value of all securities and other investments owned by the Portfolio, and use reasonable efforts to arrange for the provision of valuation information or prices from parties independent of the Adviser with respect to the securities or other investments owned by the Portfolio for which market prices are not readily available.  The Adviser will monitor the securities and other investments owned by the Portfolio for potential significant events that could affect their values and notify the Manager when, in its opinion, a significant event has occurred that may not be reflected in the market values of such securities.

(c) Compliance Matters. The Adviser, at its expense, will provide the Manager with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time.  The Adviser also shall: (i) cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Portfolio, the Trust and the Manager; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Portfolio, the Trust and the Manager; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information. Without limitation of the foregoing, the Adviser shall comply with all statutory and regulatory requirements relating to derivatives transactions entered into by the Adviser for or on behalf of the Trust or its Portfolio.

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2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Portfolio and is directed to use its best efforts to obtain best execution as described in the Trust's current registration statement as amended from time to time. In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates. The Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request. The Adviser shall not, without the prior approval of the Manager, effect any transactions which would cause the portion of the Sub-Portfolio’s assets designated to the Adviser to be out of compliance with any restrictions or policies of the Sub-Portfolio established by the Manager or set forth in the Guidelines or Trust’s registration statement and provided to the Adviser, to the extent that such registration statement is applicable to the Sub-Portfolio. The Adviser shall not consult with any other investment sub-adviser of the Fund concerning transactions for the Fund in securities or other assets.

3. Voting Rights. Unless otherwise directed by the Manager, the Adviser shall receive and automatically exercise the voting rights with respect to any and all proxies regarding the assets in the Portfolios in the best interest of Portfolio’s shareholders and in accordance with the Adviser's then current proxy voting policy and procedures, a copy of which has been provided to the Manager. The Adviser shall report to the Manager in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX). The Adviser shall certify at least annually, or more often as may reasonably be requested by the Manager, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations. The Manager and the Trust agree to forward all proxy materials, notices and related shareholder communications to Adviser promptly upon receipt, and to instruct Custodian to do so. The Adviser will not be liable with regard to the voting of proxies if the Adviser did not receive the proxy materials and related communications in a timely manner.

4. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Adviser compensation at the rate specified in Schedule A hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser quarterly in arrears, and the Trust shall calculate the fee by applying the annual percentage rate(s) as specified in the attached Schedule A to the average daily assets of the specified Portfolios during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule B, regardless of whether compensation with respect to such assets is paid to the Adviser by the Trust or the Manager.

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The Adviser agrees:  (1) that the blended fee in basis points for services rendered to each Portfolio (i.e. the effective fee rate taking into account break-points based on total assets) will not exceed the blended fee in basis points contracted with an account of the same or smaller size (including other accounts managed for the same client) for the same strategy (other than as set forth below);  and (2) that the actual annual dollar fee paid by any other client of the same or larger size for whom the Adviser provides investment advisory services for the same strategy (other than as set forth below) under solely an asset based fee arrangement (i.e., not a performance fee arrangement) will not be less than the actual annual dollar fee paid by the Trust or the Manager with respect to the same strategy.  In the event that the fee charged to the Trust or the Manager exceeds the fee charged to an account described in (1) or (2) above, the fee charged to the Trust or the Manager shall automatically be reduced to match the fee charged to such other account from the time such fee is charged to such other account. For the avoidance of doubt, to the extent that multiple accounts of the Trust are aggregated for purposes of calculating the fees payable by the Trust or the Manager set forth on Schedule A attached hereto, any comparison done for purposes of this paragraph shall be done against the aggregate assets under management used to calculate the appropriate fee. For example, the assets under management of the American Beacon Diversified Fund, and any assets also under management by the Adviser on behalf of other clients of the Manager with respect to the same strategies shall be considered one account for purposes of any comparison hereunder. Fees payable by any affiliates of the Adviser will be disregarded for purposes of this paragraph.

5. Other Services. At the request of the Trust or the Manager, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust or the Manager at a price to be agreed upon by the Adviser and the Trust or the Manager.

6. Reports. The Manager (on behalf of the Trust) and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

7. Status of Adviser. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser and its directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Manager or the Trust in any way or otherwise be deemed an agent to the Manager or the Trust.

8. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 or the Derivatives Recordkeeping and Reporting Rules that are prepared or maintained by the Adviser on behalf of the Manager or the Trust are the property of the Manager or the Trust and will be surrendered promptly to the Manager or Trust on request.

9. Liability of Adviser. The Adviser shall have no liability to the Trust, its shareholders or any third party arising out of or related to this Agreement except with respect to claims which occur due to any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

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10. Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust's registration statement as required by law.

11. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval as to the Fund and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of the Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder. This Agreement may be terminated as to the Fund at any time, without the payment of any penalty, by the Manager, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 60 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary office of such party, unless such party has previously designated another address.

As used in this Section 11, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

For the avoidance of doubt, either party may terminate the services provided with respect to any Sub-Portfolio using the same process set forth in this Section 11; provided, however that such termination shall not be considered a termination of the Agreement with respect to any non-terminated Sub-Portfolios.

12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13. Notice. Except as provided in this Agreement or otherwise mutually agreed to by the parties hereto, any notice required to be given under this Agreement shall be in writing and shall be effective upon receipt thereof. Written notice may be given by certified mail return receipt requested, by facsimile with return confirmation from the receiving party, or such other written and verifiable means as may be agreed upon. All notices shall be sent to the addresses listed herein unless the addressee notified the other parties of a change to the address or numbers listed. The Manager hereby agrees and provides consent to have the Adviser electronically deliver Account Communications. “Account Communications” means all current and future account statements; investment management agreement documents (including all supplements and amendments thereto); notices (including privacy notices where applicable); regulatory communications and other information. Electronic delivery includes e-mail delivery as well as electronically making available account communications on an Internet site, upon prior notice.

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Manager:	American Beacon Advisors, Inc.
220 East Las Colinas Blvd., Suite 1200
Irving, TX 75039
Attn: General Counsel
rosemary.behan@ambeacon.com

Adviser:	Barrow, Hanley, Mewhinney & Strauss, LLC
JPMorgan Chase Tower
2200 Ross Avenue, 31st Floor
Dallas, TX 75201
Attn: Equity Operations
bhmsequityops@barrowhanley.com

14. Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and the Fund’s shareholders to the extent required by the 1940 Act.

15. Governing Law. This Agreement shall be governed by the laws of Texas.

16. Trust and Shareholder Liability. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to the Fund, the obligations hereunder shall be limited to the respective assets of the Fund.  The Adviser further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Barrow, Hanley, Mewhinney & Strauss, LLC	American Beacon Advisors, Inc.

By:	/s/ Ray Nixon	By:	/s/ Jeffrey K. Ringdahl
Name:	Ray Nixon		Jeffrey K. Ringdahl
Title:	Executive Director		Chief Operating Officer

American Beacon Funds Institutional Trust

By:	Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President

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Schedule A

to the

American Beacon Institutional Funds Trust

Investment Advisory Agreement

among

American Beacon Institutional Trust

American Beacon Advisors, Inc.

and

Barrow, Hanley, Mewhinney & Strauss, LLC

American Beacon Funds Institutional Trust (“Trust”) shall pay compensation to Barrow, Hanley, Mewhinney & Strauss, LLC (“Adviser”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. (“Manager”) and Adviser for rendering investment management services with respect to the American Beacon Diversified Fund (the “Fund”), the following annual percentage rages for assets under Adviser’s management:

0.30% per annum on the first $200 million

0.20% per annum on the next $300 million

0.15% per annum on the excess over $500 million

1In calculating the amount of assets under management solely for the purpose of determining the applicable percentage rate for the Portfolio, there shall be included all other assets managed by the Adviser in the same strategy on behalf of other clients of the Manager.

Dated: as of March 21, 2017

Barrow, Hanley, Mewhinney & Strauss, LLC	American Beacon Advisors, Inc.

By:	/s/ Ray Nixon	By:	/s/ Jeffrey K. Ringdahl
Name:	Ray Nixon		Jeffrey K. Ringdahl
Title:	Executive Director		Chief Operating Officer

American Beacon Institutional Funds Trust

By:	/s/ Gene L. Needles
Name:	Gene L. Needles, Jr.
Title:	President

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